Exhibit 99.1

Strategic Models and Technologies Corp.

SAFECODE DRUG TECHNOLOGIES CORP

Re: Service Agreement: Assistance in Development of prototype for submission to US Department of Defense

Dear Sir;

Our offer covers the following issues:

1.	Familiarization with the project activities together with your staff.
2.	Phase 1: Conceptualizing and Development of Safe Code Medical Dispenser device
a.	Conceptualizing with Designer Companies
b.	Market Analysis
c.	Sketches and Specifications
3.	Phase 2: Prototype
a.	Plastics design
b.	Electronics design
c.	Rapid Prototyping Plastics and Electronics
d.	Integration and Packaging
4.	Phase 3: Market and Distribution Testing
5.	Phase 4: Serial Production Planning and Design

On the basis of the above program plan, the following milestones are planned to be fulfilled on the following time schedule (see Gantt chart enclosed):

The process is calculated to last approximately 6-9 calendar months from start up. Please be advised that our services cover all the necessary actions listed above

Proceeds for our Services

Total contract price of USD 53,000 which will be paid in 4 installments according to the following schedule:

Phase 1: $ 8,000

Phase 2: $22,000

Phase 3: $13,000

Phase 4: $10,000

Total: $53,000

Please be advised that Phase 5 will be Serial Production however, this is not in the scope of the proposed program. All costs related to Serial Production will be handled separately and is not included in this offer.

VAT and taxes will be paid where applicable by law.

Additional Conditions

1.	The data submitted, the service products or any other results of the services are the exclusive property of the customer. The customer may continue any project with different service providers or alone at any given time.
2.	In case the project is terminated by your company after and of the phases we will be compensated for our service by an hourly rate of $ 250 per hour + VAT where applicable, per actual hours worked on the project. The sums paid previously up to the termination point will be deducted from the amount incurred by your company. This is in lieu of actual costs incurred by us. The maximum to be paid under this item will be the full contract price.
3.	All payments are to be paid within 7 days of receipt of a Tax Invoice. Invoicing will be done by Strategic Models and Technologies Corp. USA.
4.	The price quoted above does not include travel expenses incurred by us for operations and/or negotiations with distributors in the USA and/or Europe and/or As is, courier expenses or registration expenses (if any). These expenses will be incurred only with prior direct approval from the company

Strategic Models is honored to submit this price quotation, and sees you as an important customer, and we will be happy to cooperate on all the issues described above.

Sincerely yours,

Dr. Moti Gross

Strategic Models.

We hereby agree to the terms and conditions stipulated in the above price quotation:

Accepted by:

Safecode Technologies Corp.

Joel Klopfer, President	/s/ Joel Klopfer	Date: June 29, 2012